EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Travelzoo:

We consent to the incorporation by reference in the registration statements (No. 333‑121076, No. 333-107304,and No. 333-119700) on Form S-3 and on Form S-8 (No. 333-116093, 333-173175, No. 333-201332, and 333-182934) of Travelzoo and subsidiaries (Travelzoo) of our report dated March 11, 2016, except for Note 11, as to which the date is March 15, 2018, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10‑K of Travelzoo.

/s/ KPMG LLP
Santa Clara, California
March 15, 2018